Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation of our report dated March 16, 2023, relating to the financial statements of SFL Corporation Ltd. (“SFL” or “the Company”) for the financial year ended December 31, 2022, appearing in this Annual Report on Form 20-F dated March 14, 2024.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

We served as the Company’s auditor since 2004 and became the predecessor auditor in 2023.

New York, New York
March 14, 2024